Exhibit 10.1

FOURTH AMENDMENT

TO THE

CONTRACT OF EMPLOYMENT

BETWEEN FOSTER WHEELER ENERGY LIMITED

AND

MICHELLE K. DAVIES

WHEREAS, FOSTER WHEELER ENERGY LIMITED (the “Company”) entered into a Contract of Employment with MICHELLE K. DAVIES (the “Executive”) dated 8th August 2008 (the “Contract”), a First Amendment thereto effective as of January 1, 2010, a Second Amendment thereto effective as of November 1, 2011, and a Third Amendment thereto effective as of March 1, 2013 (the Contract, as amended by the First, Second and Third Amendments, the “Agreement”); and

WHEREAS, in connection with internal restructurings and the adoption of the Foster Wheeler AG Senior Executive Severance Plan, the parties wish to amend the Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of May 7, 2013 (the “Fourth Amendment Effective Date”) as follows:

1.	The definition of “For Cause by the Company” in Section 1.1.1(ii) of the Agreement, which was inserted by the Second Amendment, is hereby amended in its entirety to read as follows:

“(ii) For Cause By the Company: notice of termination for Cause. As used herein, “Cause” means:

(A) conviction of a criminal offence (other than road traffic offenses that do not involve homicide) for which a custodial sentence may be imposed;

(B) actual or attempted theft or embezzlement of Company or any of the Company’s affiliates’ assets;

(C) use of illegal drugs;

(D) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company has provided the Executive notice of the material breach which shall be given within sixty (60) days of the Company’s knowledge of the occurrence of the material breach;

(E) commission of an act of moral turpitude that in the judgment of the Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or any of the Company’s affiliates and/or the ability of the Executive to perform the Executive’s duties;

(F) gross negligence or willful misconduct in performance of the Executive’s duties;

(G) breach of fiduciary duty to the Company or Company’s affiliates;

(H) willful refusal to perform the duties of Executive’s titled position; or

(I) a material violation of the Foster Wheeler Code of Business Conduct and Ethics.”

2.	The definition of “Change of Control” in Section 1.3.1(ii) of the Agreement, which was inserted by the Second Amendment, is hereby amended in its entirety to read as follows:

“(ii) Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(A) The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of Beneficial Ownership of voting securities of the Parent where such acquisition causes such Person to own twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”), provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not be deemed to result in a Change of Control: (I) any acquisition directly from the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (II) any acquisition by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, or (IV) any acquisition by any corporation pursuant to a transaction that complies with clauses (I), (II), and (III) of subparagraph (C) below; and provided, further, that if any Person’s Beneficial Ownership of the Outstanding Parent Voting Securities reaches or exceeds twenty percent (20%) as a result of a transaction described in clause (I) or (II) above, and such Person subsequently acquires Beneficial Ownership of additional voting securities of the Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the Outstanding Parent Voting Securities;

(B) Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C) The consummation of a reorganization, merger, amalgamation or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (“Business Combination”) or, if consummation of such Business Combination is subject to the consent of any government or governmental agency, the later of the obtaining of such consent (either explicitly or implicitly by consummation) or the consummation of such Business Combination; excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who were the Beneficial Owners of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one (1) or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Voting Securities, (II) no Person (excluding any (x) corporation owned, directly or indirectly, by the Beneficial Owner of the Outstanding Parent Voting Securities as described in clause (I) immediately preceding, or (y) employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination, or any of their respective subsidiaries) Beneficially Owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

(E) The following terms shall have the meaning set forth in this Section 1.3.1(ii): “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.”

3.	Section 1.3.2 of the Agreement, which was inserted by the Second Amendment, is hereby amended in its entirety to read as follows:

“1.3.2 Obligations of the Company upon Executive’s Voluntary Termination with Good Reason or the Company’s Termination of Executive Without Cause (Other Than for Death or Disability) During the Change of Control Period. If, during the Change of Control Period, the Company terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates the Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, the Company shall pay or provide to the Executive the following:

(i) Base Salary at the rate in effect on the Termination Date (but disregarding any decrease in Base Salary that constituted the basis for the Executive’s Voluntary Termination with Good Reason during the Change of Control Period) for a period of two (2) years (the “Change of Control Severance Period”), payable in a lump sum in cash on the sixtieth (60th) day after the Termination Date;

(ii) an amount equal to the product of (1) one hundred percent (100%) of the Executive’s annual cash incentive bonus payment at target (but disregarding any decrease in target that constituted the basis for the Executive’s Voluntary Termination with Good Reason during the Change of Control Period) and (2) a fraction, the numerator of which is the number of days in the current fiscal year through and including the Termination Date, and the denominator of which is the number of days in such year, paid in a lump sum in cash on the sixtieth (60th) day after the Termination Date, provided, however, that if the terms of the Bonus Program in effect for the fiscal year that includes the Termination Date provide for a payment to the Executive of a portion of her Annual Bonus for such year upon the termination of employment, the amount described in this subparagraph (ii) shall be due only to the extent it exceeds the payment made under the Bonus Program, with an appropriate adjustment being made to whichever of the payments is made later;

(iii) one (1) payment in an amount equal to two hundred percent (200%) of the Executive’s annual cash incentive bonus payment at target for the year that includes the Termination Date (but disregarding any decrease in target that constituted the basis for the Executive’s Voluntary Termination with Good Reason during the Change of Control Period), payable in a lump sum in cash on the sixtieth (60th) day after the Termination Date;

(iv) continued benefits under the Company’s medical benefits plan or programme during the Change of Control Severance Period at active employee levels and at active employee cost, if and to the extent the Executive was participating in any such plan on the Termination Date, or, at the Company’s discretion, payment to the Executive of an amount equivalent to the cost of the Executive acquiring a private or individual policy providing substantially similar benefits less the amount the Executive would have paid for medical benefits if she had remained an active employee;

(v) full and immediate vesting of all stock options, restricted stock units, restricted stock, and other similar equity awards; and

(vi) senior executive level career transition assistance services paid directly by the Company to a firm selected by the Executive in consultation with the Company and approved by the Company for a period not to exceed the end of the second (2nd) year after the year that includes the Termination Date, and in an amount not to exceed fifteen thousand United States dollars (US$15,000) in the aggregate (which maximum amount will be converted to British pounds using the exchange rate on the Termination Date); provided that no cash payment will be paid in lieu if the Executive chooses not to make use of career transition assistance.

Notwithstanding any other provision of this Agreement, the pay and benefits that are due to the Executive pursuant to this Section 1.3.2 are subject to and in consideration of the Executive entering into a legally binding Compromise Agreement in a form and within the time that the Company normally requires, it being understood and agreed that the Compromise Agreement may, at the Company’s discretion and among other things, repeat the provisions of Articles 2 (Restrictions), 3 (Confidentiality and Intellectual Property), and 4 (Enforceability) hereof. For the avoidance of doubt, the payments and benefits set forth in this Section 1.3.2 are in lieu of, not in addition to, the amounts set forth in Section 1.2.2.”

4.	Pursuant to the Contract’s Job Title and Duties clause, as amended by the Second Amendment, as of the Fourth Amendment Effective Date the Company hereby transfers Executive’s employment to Foster Wheeler Management Limited (“FWMLTD”), an affiliate of the Company, and such transfer shall not be deemed a termination of employment under the Agreement. For the avoidance of doubt, the Executive’s period of continuous employment under the Agreement started on 1 October 2008 (“the Executive’s period of continuous employment”) and will continue notwithstanding this transfer to FWMLTD. Further, effective with such transfer, all of the Company’s obligations hereunder shall be assumed by and be binding upon, and all of the Company’s rights hereunder shall be assigned to, FWMLTD and the defined term “Company” as used herein and in the Agreement shall hereafter be deemed amended to mean FWMLTD.

Nothing contained herein shall be construed to preclude the transfer of Executive’s employment to another affiliate of the Company (“Subsequent Employer”) at any time during the Term and no such transfer shall be deemed to be a termination of employment under the Agreement and the Executive’s period of continuous employment will continue notwithstanding any such transfer; provided, that, effective with any such transfer, all of the Company’s and/or FWMLTD’s obligations hereunder shall be assumed by and be binding upon, and all of the Company’s and/or FWMLTD’s rights hereunder shall be assigned to, such Subsequent Employer and the defined terms “Company” and “FWMLTD” as used herein and in the Agreement shall thereafter be deemed amended to mean such Subsequent Employer. Notwithstanding the foregoing, FWMLTD shall remain guarantor on all financial obligations under the Agreement following any transfer to a Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of the Agreement, including without limitation, Executive’s rights and obligations, shall remain in full force and effect following such transfer(s) of employment.

5.	Terms that are not specifically defined in this Fourth Amendment shall have the definition provided in the Agreement.

6.	Other than as expressly set forth in this Fourth Amendment, the Agreement remains unchanged.

7.	This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to the Agreement effective as of the Fourth Amendment Effective Date.

FOSTER WHEELER ENERGY LIMITED

By:	/s/ Franco Baseotto

Name:	Franco Baseotto

Title:	Director

Dated:	7 May 2013

FOSTER WHEELER MANAGEMENT LIMITED

By:	/s/ Rakesh K. Jindal

Name:	Rakesh K. Jindal

Title:	Director

Dated:	7/5/13

/s/ Michelle K. Davies
Michelle K. Davies

Dated:	7 May 2013